                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              CLICK COMMERCE, INC.
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                       36-4088644
   ------------------------                     -------------------------------
   (State of incorporation)                 (I.R.S. Employer Identification No.)


                      200 East Randolph Drive, Suite 4900
                            Chicago, Illinois 60601
                           ------------------------
                   (Address of principal executive offices)


                             AMENDED AND RESTATED
                             --------------------
                             CLICK COMMERCE, INC.
                             --------------------
                               STOCK OPTION AND
                               ----------------
                               STOCK AWARD PLAN
                               ----------------
                           (Full title of the Plan)


                             Michael W. Ferro, Jr.
                            Chief Executive Officer
                             Click Commerce, Inc.
                      200 East Randolph Drive, Suite 4900
                            Chicago, Illinois 60601
                                (312) 482-9006

            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
Title of Each Class of   Amount to be Registered    Proposed Maximum      Proposed Maximum          Amount of
   Securities to be                                Offering Price per    Aggregate Offering      Registration Fee
      Registered                                        Share/(1)/             Price/(1)/
--------------------------------------------------------------------------------------------------------------------
Common Stock, par           7,780,842 shares             $22.875            $177,986,761             $44,496.69
value $.001 per share
====================================================================================================================

     (1) The offering price for such shares is estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the shares of Common Stock as quoted on the Nasdaq National Stock Market on January 22, 2001.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.
------

     We incorporate by reference the following documents:

     (1) Our latest prospectus filed by us on June 27, 2000, pursuant to Rule 424(b) of the Securities Act of 1933 (the "Securities Act");

     (2) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since June 27, 2000;

     (3) The description of our Common Stock contained in the Form 8-A filed by us on June 22, 2000.

     If we file any documents with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, then those documents shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing such documents. We refer to those documents which are subsequently filed, and the documents listed above, as "Incorporated Documents."

     To the extent information contained in this registration statement or any Incorporated Document differs from information contained in an earlier-filed Incorporated Document, rely on the different information in this registration statement or the later-filed Incorporated Document.

Item 5.  Interests of Named Experts and Counsel
------

     The validity of the shares of common stock offered hereby will be passed on for us by Seyfarth Shaw, Chicago, Illinois. David S. Stone, a partner in Seyfarth Shaw, is our Secretary and the beneficial owner of 636,099 shares of our common stock. In addition, an Illinois limited liability company, beneficially owned by certain attorneys and a former attorney of Seyfarth Shaw, beneficially owns 25,500 shares of our common stock.

Item 6.           Indemnification of Directors and Officers.
------

     Our Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. Under the DGCL, our directors have a fiduciary duty to us which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to us, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws. We have obtained, and may continue to obtain, liability insurance for our officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of this corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Item 8.        Exhibits
------

     Reference is made to the Exhibit Index.

Item 9.        Undertakings
------

     We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, this 26th day of January, 2001.

                              CLICK COMMERCE, INC.

                              By: /s/ Michael W. Ferro, Jr.
                                  ---------------------------------
                                      Michael W. Ferro, Jr.
                                      Chief Executive Officer


                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Click Commerce, Inc., hereby severally constitute Michael E. Ferro, Jr. and Rebecca S. Maskey, and each of them alone, our true and lawful attorneys with full power to them, and each of them alone, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to the registration statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable Click Commerce, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to the registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated this 26th day of January, 2001.

         Signature                                       Title
         ---------                                       -----

        /s/ Michael W. Ferro, Jr.         Chief Executive Officer and Chairman
-------------------------------------     of the Board (principal executive
          Michael W. Ferro, Jr.           officer)


        /s/ Rebecca S. Maskey             Executive Vice President, Chief
-------------------------------------     Financial Officer and Treasurer
          Rebecca S. Maskey               (principal financial and accounting
                                          officer)

        /s/ Manuel Fernandez              Director
-------------------------------------
          Manuel Fernandez

                    /s/ Michael Hammer                        Director
------------------------------------------------------------
                        Michael Hammer

                    /s/ Gregg Hartemayer                      Director
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                        Gregg Hartemayer

                                                              Director
------------------------------------------------------------
                        Emmanuel Kampouris

                    /s/ Peter Larson                          Director
------------------------------------------------------------
                        Peter Larson

                                                              Director
------------------------------------------------------------
                        Jerry Murdock

                    /s/ Leslie Shroyer                        Director
------------------------------------------------------------
                        Leslie Shroyer

                    /s/ Edwina Woodbury                       Director
------------------------------------------------------------
                        Edwina Woodbury

                                   EXHIBITS

         The following exhibits are filed as part of this registration statement.

      Exhibit Number                     Description
      --------------                     -----------

           4.1          Restated Certificate of Incorporation.

           4.2          Amended and Restated Bylaws.

           5.1          Legal opinion of Seyfarth Shaw.

           23.1         Consent of KPMG LLP.

           23.2 Consent of Seyfarth Shaw (included in the opinion filed as Exhibit 5.1).